Exhibit 7.1

TELEFONOS DE MEXICO, S.A.B. DE C.V. AND SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

Millions of Mexican pesos with purchasing power at December 31, 2007

CONCEPT	2007	2006	2005	2004	2003
Mexican FRS:
Income from continuing operations before income tax	40,508	39,890	38,468	41,306	35,102
Less:
Equity interest in net income (loss) of affiliates	17	9	(20)	(120)	(210)
Plus:
Fixed charges:
Interest expense	6,615	6,952	6,409	5,708	6,453

Earnings under Mexican FRS	47,106	46,833	44,897	47,134	41,765

U.S. GAAP:
Income before income tax	50,375	42,187	41,655	43,208	37,806
Less:
Equity interest in net income (loss) of affiliates	735	514	340	(128)	(210)
Plus:
Fixed charges:
Interest expense	8,117	8,275	8,250	6,785	6,366
Interest capitalized	113	117	113	61	116

Total	8,230	8,392	8,363	6,846	6,482

Plus:
Depreciation of capitalized interest	368	485	616	625	645
Less:
Interest capitalized	113	117	113	61	116

Earnings under U.S. GAAP	58,125	50,433	50,181	50,746	45,027

RATIOS OF EARNINGS TO FIXED CHARGES:
Mexican FRS	7.1	6.7	7.0	8.3	6.5
U.S. GAAP	7.1	6.0	6.0	7.4	6.9